Exhibit 99.1
HERSHEY ANNOUNCES THIRD QUARTER
RESULTS AND 2014 OUTLOOK
● Net sales increase 6.1% driven by volume
● Earnings per share-diluted of $1.03 as reported and $1.04 adjusted
● Full-year outlook for 2013 reaffirmed:
‑ Full-year net sales growth expected to increase about 7%
‑ Reported earnings per share-diluted expected to be $3.60 to $3.65
‑ Adjusted earnings per share-diluted expected to increase around 14%
   and be in the $3.68 to $3.71 range
● Long-term adjusted earnings per share-diluted target increased to +9‑11%
● 2014 net sales and adjusted earnings per share-diluted expected to be within the
   Company's long-term targets of +5‑7% and +9‑11%, respectively
HERSHEY, Pa., October 24, 2013 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 29, 2013. Consolidated net sales were $1,853,886,000 compared with $1,746,709,000 for the third quarter of 2012. Reported net income for the third quarter of 2013 was $232,985,000 or $1.03 per share-diluted, compared with $176,716,000 or $0.77 per share-diluted for the comparable period of 2012.

“Organic sales growth of 6.6 percent this quarter, as has been the case all year, was driven by volume, resulting in solid gross margin expansion and earnings per share-diluted growth,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Our performance continues to reflect the strategy we outlined over the last year that focuses on investments in our core brands, innovation pipeline and international markets that provide us with the greatest opportunities for growth. Over the remainder of the year, we have many exciting products, promotions, programs and merchandising in place across all channels, and our major customers have indicated their expectations for a solid confectionery holiday season. The fourth quarter will also benefit from the shipments of some select 2014 new products to retailers that will occur in December. Therefore, we expect solid fourth quarter net sales growth that will result in a full-year 2013 net sales increase of about 7 percent, including the impact of foreign currency exchange rates.”

As described in the Note below, for third quarter of 2013, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included pre-tax charges of $5.9 million or $0.01 per share-diluted. These charges included $3.0 million or $0.01 per share-diluted related to the Project Next Century program, non-service-related pension expense (NSRPE) of $2.8 million and acquisition and integration costs of $0.1 million. Reported gross margin of 46.1 percent increased 360 basis points versus last year, while reported income before interest and income taxes (EBIT) increased 22.8 percent, generating EBIT margin of 20.0 percent, an increase of 270 basis points versus 2012. For the third quarter of 2012, results included Project Next Century pre-tax charges of $25.8 million or $0.07 per share-diluted, acquisition and integration costs of $4.8 million or $0.02 per share-diluted as well as NSRPE of $4.3 million or $0.01 per share-diluted.

Adjusted net income, which excludes these net charges, was $236,618,000 or $1.04 per share-diluted in the third quarter of 2013, compared with $199,451,000 or $0.87 per share-diluted in the third quarter of 2012, an increase of 19.5 percent in adjusted earnings per share-diluted.

For the first nine months of 2013, consolidated net sales were $5,189,826,000 compared with $4,893,217,000 for the first nine months of 2012. Reported net income for the first nine months of 2013 was $634,395,000 or $2.79 per share-diluted compared with $511,052,000 or $2.23 per share-diluted, for the first nine months of 2012. As described in the Note, for the first nine months of 2013 and 2012, these results, prepared in accordance with GAAP, included net pre-tax charges of $23.1 million and $93.4 million or $0.07 and $0.27 per share-diluted, respectively. Charges associated with the Project Next Century program for the first nine months in 2013 and 2012 were $13.6 million and $68.4 million or $0.04 and $0.19 per share-diluted, respectively. NSRPE for the first nine months in 2013 and 2012 were $8.4 million and $13.0 million or $0.03 and $0.04 per share-diluted, respectively. Additionally, for the first nine months in 2013, acquisition and integration costs were $1.0 million and in 2012, $12.0 million or $0.04 per share-diluted, respectively.

As described in the Note, adjusted net income for the first nine months of 2013, which excludes these charges, was $648,693,000 or $2.86 per share-diluted, compared with $570,854,000 or $2.50 per share-diluted in 2012, an increase of 14.4 percent in adjusted earnings per share-diluted.

For the full year 2013, the Company expects reported earnings per share-diluted of $3.60 to $3.65. This projection, prepared in accordance with GAAP, assumes business realignment charges and NSRPE costs of $0.06 to $0.08 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.03 to $0.05 per share-diluted, while NSRPE is expected to be $0.03 per share-diluted. Despite the impact of these charges in 2013, reported gross margin is expected to increase 310 to 320 basis points.

Third Quarter Performance
Hershey's third-quarter net sales increased 6.1 percent. Volume was a 6.1 point benefit in the quarter driven by core brand growth and new products in U.S. and key international markets. Net price realization was a 0.5 point benefit and foreign currency exchange rates a 0.5 point headwind.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended October 5, 2013, in the expanded All Outlet Combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of our U.S. retail business, was up 5.0 percent, resulting in a market share gain of 0.7 points. Overall, Hershey’s marketplace results were balanced with market share gains in the major channels of the xAOC+C-store universe.

Third-quarter adjusted gross margin increased 300 basis points driven by lower commodity costs, supply chain productivity and cost savings initiatives, favorable sales mix and fixed cost absorption from volume gains.

Selling, marketing and administrative (SM&A) expenses, excluding advertising, increased about 12 percent in the third quarter, less than our estimate of about a 20 percent increase due to timing and, therefore, we expect another meaningful increase in the fourth quarter. Advertising expense for the third quarter and the first nine months of 2013 increased 22 percent versus the year ago periods, supporting core brands and new product launches in both the U.S. and international markets. As a result, the annual increase in advertising expense is now expected to be 22 to 23 percent, greater than the previous estimate of about a 20 percent increase versus last year. Adjusted third quarter EBIT increased 11.8 percent generating adjusted EBIT margin of 20.3 percent, a 100 basis point increase versus last year. Additionally, the tax rate in the third quarter of 33.3 percent was less than the year ago period due to certain discrete tax items. The full-year tax rate is now expected to be about 34.5 percent, slightly lower than earlier estimates.

Outlook
Over the remainder of the year the Company has solid merchandising and programming in place to drive net sales growth of core brands and new products in both U.S. and international markets. The Company continues to estimate that net sales will increase about 7 percent in 2013, including the impact of foreign currency exchange rates.

Given year-to-date results, fixed cost volume absorption and overall input cost deflation, the Company now expects 2013 full-year adjusted gross margin expansion of 240 to 250 basis points versus a previous estimate of 220 to 230 basis points. This increase, as well as the slightly lower tax rate, will offset the aforementioned increase in advertising expense and SM&A investments. As a result, the Company continues to anticipate 2013 adjusted earnings per share-diluted growth of around 14 percent.

“I’m very pleased with our quarterly and year-to-date results. Volume continues to be a driver of our net sales growth despite macroeconomic challenges in the broader marketplace,” added Bilbrey. “We’ve carried our momentum into the fourth quarter which is off to a good start. We have good visibility into seasonal and everyday customer orders over the remainder of the year, which we’ll support with merchandising and programming to drive sell through. As a result, we’re on track to deliver another record year of solid net sales growth and a double-digit percentage increase in earnings per share-diluted.

“As we look to 2014 and beyond, we will continue to focus on U.S. core brands and leverage Hershey's scale at retail. Our international business continues to progress and we're optimistic about the potential to accelerate our international presence behind our disciplined approach to organic investments and acquisitions or joint ventures. We believe the investments we've made, and will continue to make, have resulted in an advantaged business model enabling us to deliver predictable and sustainable results. As a result, this gives us the confidence to increase our long-term target for annual earnings per share-diluted growth to 9 to 11 percent.

"In 2014, we'll maintain our focus on core brands and continue to drive growth with quality merchandising, programming and advertising. Additionally, we have a solid pipeline of new products, including, York minis, Hershey’s spreads and Lancaster Soft Crèmes caramels, and expect innovation to contribute meaningfully to our net sales growth in 2014. Our international business is on track, and we expect solid double-digit net sales growth, on a percentage basis versus the prior year. Therefore, we expect 2014 net sales growth to be within our 5 to 7 percent long-term target, including the impact of foreign currency exchange rates. As has been the case for many years, Hershey is a gross margin focused company. We have solid productivity and cost savings initiatives in place and, while early in the planning cycle, we expect adjusted gross margin expansion next year that will drive 2014 growth in adjusted earnings per share-diluted in the 9 to 11 percent range, in line with our revised long-term target,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs and non-service-related pension expenses (NSRPE). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges, NSRPE and acquisition closing and integration costs.

	Third Quarter Ended
	September 29, 2013		September 30, 2012
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$855,551	46.1%	$742,757	42.5%
Project Next Century charges included in cost of sales	62		5,158
NSRPE included in cost of sales	1,336		2,308
Acquisition costs included in cost of sales	52		3,715
Adjusted non-GAAP Gross Profit/Gross Margin	$857,001	46.2%	$753,938	43.2%

EBIT/EBIT Margin	$370,636	20.0%	$301,730	17.3%
Charges included in cost of sales	1,450		11,181
Project Next Century charges included in SM&A	1		587
NSRPE included in SM&A	1,477		2,030
Acquisition costs included in SM&A	15		1,082
Business Realignment & Impairment charges, net	2,929		20,055
Adjusted non-GAAP EBIT/EBIT Margin	$376,508	20.3%	$336,665	19.3%

Net Income/Net Margin	$232,985	12.6%	$176,716	10.1%
Charges included in cost of sales	1,450		11,181
Charges included in SM&A	1,493		3,699
Business Realignment & Impairment charges, net	2,929		20,055
Tax impact of charges	(2,239)		(12,200)
Adjusted non-GAAP Net Income/Net Margin	$236,618	12.8%	$199,451	11.4%

EPS - Diluted	$1.03		$0.77
Charges included in cost of sales	—		0.03
Charges included in SM&A	—		0.01
Business Realignment & Impairment charges, net	0.01		0.06
Adjusted non-GAAP EPS - Diluted	$1.04		$0.87

	Nine Months Ended
	September 29, 2013		September 30, 2012
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$2,423,462	46.7%	$2,104,674	43.0%
Project Next Century charges included in cost of sales	209		38,041
NSRPE included in cost of sales	4,016		6,927
Acquisition costs included in cost of sales	310		4,137
Adjusted non-GAAP Gross Profit/Gross Margin	$2,427,997	46.8%	$2,153,779	44.0%

EBIT/EBIT Margin	$1,031,370	19.9%	$858,531	17.5%
Charges included in cost of sales	4,535		49,105
Project Next Century charges included in SM&A	18		2,138
NSRPE included in SM&A	4,432		6,092
Acquisition costs included in SM&A	720		7,894
Business Realignment & Impairment charges, net	13,367		28,204
Adjusted non-GAAP EBIT/EBIT Margin	$1,054,442	20.3%	$951,964	19.5%

Net Income/Net Margin	$634,395	12.2%	$511,052	10.4%
Charges included in cost of sales	4,535		49,105
Charges included in SM&A	5,170		16,124
Business Realignment & Impairment charges, net	13,367		28,204
Tax impact of charges	(8,774)		(33,631)
Adjusted non-GAAP Net Income/Net Margin	$648,693	12.5%	$570,854	11.7%

EPS-Diluted	$2.79		$2.23
Charges included in cost of sales	0.01		0.14
Charges included in SM&A	0.02		0.05
Business Realignment & Impairment charges, net	0.04		0.08
Adjusted non-GAAP EPS-Diluted	$2.86		$2.50

In 2012, the Company recorded GAAP charges of $76.3 million, or $0.22 per share-diluted, attributable to the Project Next Century program and $20.6 million, or $0.06 per share-diluted, of NSRPE. Additionally, 2012 results were impacted by acquisition closing and integration costs related to the Brookside acquisition of $13.4 million, or $0.04 per share-diluted and non-cash impairment charges of $7.5 million, or $0.03 per share-diluted, related to the discontinuance of the Tri-US, Inc. nutritional beverages business. In 2013, the Company expects to record total GAAP charges of about $10 million to $15 million, or $0.03 to $0.05 per share-diluted, attributable to Project Next Century and $11.3 million, or $0.03 per share-diluted, of NSRPE.

Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2013 and 2014:

	2012	2013 (Projected)	2014 (Projected)
Reported EPS-Diluted	$2.89	$3.60 - $3.65	$3.97 - $4.09
Acquisition closing & integration charges	0.04	—	—
Total Business Realignment and Impairment Charges	0.25	0.03 - 0.05	0.01
NSRPE	0.06	0.03	0.02 - 0.03
Adjusted EPS-Diluted	$3.24	$3.68 - $3.71	$4.01 - $4.12

				Appendix I
The Hershey Company
Project Next Century
Expected Timing of Costs and Savings ($m)

	2013			2014
Realignment Charges:
Cash	$10	to	$15	~	$5
Non-Cash	—		—	—		—

Project Management and Start-up Costs	—		—	—		—

Total Project Next Century Realignment Charges & Costs	$10	to	$15	~	$5

Project Next Century Cap-Ex	$15	to	$20	—		—

Project Next Century projected savings:
Annual	$25	to	$30	$5	to	$10
Cumulative	$60	to	$70	$65	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry and civil antitrust lawsuits in the United States; pension costs or funding requirements that could increase at a higher than anticipated rate; and such other matters as discussed in our Annual Report on Form 10-K for 2012. All information in this press release is as of October 24, 2013. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Webcast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended September 29, 2013 and September 30, 2012
(in thousands except per share amounts)

			Third Quarter		Nine Months
			2013	2012	2013	2012

Net Sales			$1,853,886	$1,746,709	$5,189,826	$4,893,217

Costs and Expenses:
Cost of Sales			998,335	1,003,952	2,766,364	2,788,543
Selling, Marketing and Administrative			481,986	420,972	1,378,725	1,217,939
Business Realignment and Impairment Charges, net			2,929	20,055	13,367	28,204

Total Costs and Expenses			1,483,250	1,444,979	4,158,456	4,034,686

Income Before Interest and Income Taxes (EBIT)			370,636	301,730	1,031,370	858,531
Interest Expense, net			21,759	24,535	66,486	72,903

Income Before Income Taxes			348,877	277,195	964,884	785,628
Provision for Income Taxes			115,892	100,479	330,489	274,576

Net Income			$232,985	$176,716	$634,395	$511,052

Net Income Per Share	- Basic	- Common	$1.07	$0.80	$2.91	$2.33
	- Basic	- Class B	$0.96	$0.73	$2.63	$2.11
	- Diluted	- Common	$1.03	$0.77	$2.79	$2.23

Shares Outstanding	- Basic	- Common	163,364	164,686	163,483	164,766
	- Basic	- Class B	60,629	60,630	60,629	60,630
	- Diluted	- Common	226,887	228,608	227,149	228,701

Key Margins:
Gross Margin			46.1%	42.5%	46.7%	43.0%
EBIT Margin			20.0%	17.3%	19.9%	17.5%
Net Margin			12.6%	10.1%	12.2%	10.4%

The Hershey Company
Consolidated Balance Sheets
as of September 29, 2013 and December 31, 2012
(in thousands of dollars)

Assets	2013	2012
Cash and Cash Equivalents	$701,328	$728,272
Accounts Receivable - Trade (Net)	659,740	461,383
Deferred Income Taxes	73,352	122,224
Inventories	762,635	633,262
Prepaid Expenses and Other	178,639	168,344

Total Current Assets	2,375,694	2,113,485

Net Plant and Property	1,719,820	1,674,071
Goodwill	580,335	588,003
Other Intangibles	200,938	214,713
Deferred Income Taxes	18,915	12,448
Other Assets	182,217	152,119

Total Assets	$5,077,919	$4,754,839

Liabilities and Stockholders' Equity

Loans Payable	$110,124	$375,898
Accounts Payable	481,593	441,977
Accrued Liabilities	630,422	650,906
Taxes Payable	38,629	2,329

Total Current Liabilities	1,260,768	1,471,110

Long-Term Debt	1,796,263	1,530,967
Other Long-Term Liabilities	637,042	668,732
Deferred Income Taxes	33,271	35,657

Total Liabilities	3,727,344	3,706,466

Total Stockholders' Equity	1,350,575	1,048,373

Total Liabilities and Stockholders' Equity	$5,077,919	$4,754,839